Exhibit 10.5

EXECUTION COPY

AMENDED AND RESTATED

ADMINISTRATION AND LIQUIDATION AGREEMENT

THIS ADMINISTRATION AND LIQUIDATION AGREEMENT was originally entered into as of August 7, 2000 by and between Calypso Management LLC, a Delaware limited liability company (“Calypso”), and Harbor Global Company Ltd., a Bermuda limited duration company (the “Company”) and was subsequently amended effective as of October 30, 2000. It is hereby amended and restated in its entirety, effective as of July 10, 2003 (as amended and restated, the “Agreement”).

WHEREAS, prior to the consummation of the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 14, 2000 by and between UniCredito Italiano S.p.A. and The Pioneer Group, Inc. (“Parent”), Parent distributed to its shareholders all of the outstanding shares of the Company (the “Distribution”); and

WHEREAS, as of the date of the Distribution, Parent transferred the assets (the “Assets”) described in Section 5.1 of the Distribution Agreement by and among Parent, the Company and Harbor Global II Ltd. attached as Exhibit A to the Merger Agreement (the “Distribution Agreement”), which Assets the Company has either sold or intends to operate until they are sold or otherwise liquidated and the proceeds distributed to its shareholders; and

WHEREAS, the officers and employees of Calypso are specially skilled in the management, operation and disposition of the Assets and have previously performed those functions with respect to the Assets as employees of Parent and for the benefit of the Company; and

WHEREAS, following the Distribution the Company continues to require Calypso’s special skills in connection with the liquidation of the Assets and the operation of the Assets prior to their liquidation; and

WHEREAS, Calypso is willing to make such skills available and to provide such services to the Company on the terms and conditions hereinafter set forth;

WHEREAS, the Company and Stephen G. Kasnet have mutually agreed that Mr. Kasnet will continue to be employed by Calypso and provide services to the Company as its President and Chief Executive Officer for the remainder of the Term (as defined herein); and

WHEREAS, each of the Company and Calypso wish to clarify and specify the consequences under this Agreement upon certain events affecting the operation of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the Company and Calypso, intending to be legally bound, do hereby agree as follows:

Section 1. Engagement. The Company hereby engages Calypso for the Term (as hereinafter defined) and upon the terms and conditions herein set forth to manage the sale or liquidation of the Assets and the operation of the Assets as going concern businesses pending their sale or liquidation in accordance with the directions of the Board of Directors of the Company (the “Board”), to conduct all other aspects of the day to day operations of the Company, to provide the services of certain of its employees or members to serve as officers and employees of the Company (as described herein) and to perform other duties related to the operation of the Company as may be reasonably requested by the Board (collectively, the “Services”). In consideration of the compensation to Calypso specified herein, Calypso accepts such engagement and agrees to perform the Services.

Section 2. Term. Except as otherwise provided in Section 8, the engagement hereunder shall be for a term commencing as of the “Time of Distribution” (as such term is defined in the Distribution Agreement) and expiring on October 24, 2005; provided, however, that the parties may by mutual agreement extend this Agreement upon 120 days prior written notice for additional one year terms but in no event beyond the date the Company is liquidated (the “Term”).

Section 3. Services of Messrs. Kasnet and Hunter. During the Term, Calypso shall provide the services of Stephen G. Kasnet to serve as the President and Chief Executive Officer of the Company and of Donald H. Hunter to serve as the Chief Operating Officer and Chief Financial Officer of the Company. The services of Messrs. Kasnet and Hunter shall be provided to the Company on a full-time basis, and Calypso shall not permit Mr. Kasnet or Mr. Hunter to render services to, or be otherwise engaged by, other persons or entities, without the express written consent of the Board. As compensation for the provision of such services, the Company will pay to Calypso an amount sufficient to pay Stephen G. Kasnet an annual base salary of $325,000 plus provide an annual bonus opportunity of up to $325,000 and an amount sufficient to pay Donald H. Hunter an annual base salary of $250,000 plus provide an annual bonus opportunity of up to $250,000, payable by the Company in accordance with Section 6, provided, however, that except as set forth in Section 9, amounts will be paid to Calypso with respect to the bonuses described in the preceding sentence only to the extent such bonuses are actually earned. The annual bonus payments described in the preceding sentence will be based upon the achievement of performance goals, which will be established by the Board in consultation with Mr. Kasnet.

Section 4. Services to be Performed; Exclusivity. Calypso shall perform the Services through its members, employees or agents. Calypso acknowledges that its provision of the Services to the Company shall be exclusive and that Calypso will not render services to, or be otherwise engaged by, other persons or entities without the express prior written consent of the Board. Notwithstanding the foregoing, it shall not be a violation of Section 3, this Section 4 or Section 5(b) for Mr. Kasnet to engage in the activities described on Exhibit A hereto in a manner consistent with the performance of his duties hereunder.

Section 5. Confidentiality; Non-Competition.

(a) Calypso will hold in confidence, and will cause its members, employees, consultants and agents (including, without limitation, Stephen G. Kasnet and Donald H. Hunter) to hold in confidence, all proprietary and confidential information of the Company which comes into their possession or knowledge as a result of their performance of the Services (the “Confidential Information”). Calypso will use, and will cause its members, employees consultants and agents to use, such Confidential Information only in connection with performance of the Services.

(b) Subject to Sections 3 and 4, and until the earlier of (i) two years following the termination of this Agreement or (ii) the sale of Assets representing substantially all of the value of the Assets (as determined by the Board in good faith), Calypso shall not, directly or indirectly, and will not permit Stephen G. Kasnet and Donald H. Hunter to, directly or indirectly, in any capacity, (x) provide services with respect to assets substantially similar to Assets held by the Company at the time in question or (y) provide services with respect to any Asset sold by the Company for two years following such disposition, in each case without the express prior written consent of the Board, which consent with respect to Mr. Kasnet and Mr. Hunter shall not be unreasonably withheld, delayed or conditioned.

Section 6. Expenses; Reporting. As soon as practicable following the Time of Distribution, and annually thereafter during the Term, Calypso shall present the Board with an annual business plan, budget request and estimate of the aggregate amount of proceeds expected to be received by the Company in connection with disposition of Assets in such year (the “Annual Plan”), which Annual Plan shall be provided in such form, and with such contents, as may be reasonably requested by the Board. Without limiting the generality of the foregoing, the Annual Plan shall set forth with specificity the amount of funds expected to be required in order to fund the operating expenses (including the compensation payable with respect to Messrs. Kasnet and Hunter pursuant to Section 3 and salaries and other remuneration of employees of Calypso, the “Operating Expenses”) of the Company during the applicable calendar year. Each Annual Plan following the initial Annual Plan shall account with specificity for the expenditure of any such Operating Expenses provided to Calypso by the Company with respect to the immediately preceding year. The Board may modify the applicable Annual Plan, and Calypso shall take all reasonable steps to timely comply with such modification. Calypso shall provide the Company with quarterly updates to the Annual Plan during the course of the Term. The Company shall reimburse Calypso, as incurred and in accordance with the Annual Plan, for expenses incurred in the performance of the Services (including the compensation payable with respect to Messrs. Kasnet and Hunter pursuant to Section 3 and salaries and other remuneration of employees of Calypso serving with the Company and, to the extent earned, including the Signing and Retention Bonus (as defined in the Employment Agreement dated as of August

8, 2000 by and between Calypso and Mr. Kasnet (the “Employment Agreement”)). Calypso shall submit for the approval of the Board each transaction with a value of $2.5 million or more and otherwise as the Board shall direct.

Calypso shall not permit any person or entity who does not provide or ceases to provide services to Harbor Global on a full-time basis, whether pursuant to this Agreement or otherwise, to (1) acquire or beneficially own any equity interest, or any interest convertible or exchangeable into any equity interest, in Calypso, or (2) receive or otherwise be entitled to receive any portion of any Allocation (as defined below), except as provided by Mr. Kasnet’s Employment Agreement and the employment agreement dated October 24, 2000 by and between Calypso and Mr. Hunter.

Section 7. Allocation of Proceeds. Subject to Sections 8 and 9, Calypso shall receive a portion (each such portion an “Allocation”) of the amount of proceeds realized from the disposition of the Assets that are ultimately distributed to the Company’s shareholders or from a Deemed Sale (the “Distributable Amounts”), as set forth in this Section 7. For purposes of this Agreement, “Distributable Amounts” shall mean the net amount of any proceeds received from the sale, exchange or other disposition of the Assets, after deducting any applicable taxes, fees or other expenses incurred in connection with the disposition of such Asset, as determined in good faith by the Board, and excluding the distribution to shareholders of the unexpended portion of the $22.6 million contributed by Parent to the Company pursuant to the Distribution Agreement (which amount shall be separately accounted for by the Company); provided, however, if the Company enters into a transaction pursuant to which it is released or otherwise relieved of its obligation to fulfill an existing capital commitment to Polish Real Estate Fund S.A. in the approximate amount of $5,600,000, the amount that otherwise would have been expended by the Company to satisfy such capital commitment shall not be excluded. With respect to a Deemed Sale, the Distributable Amounts shall mean such consideration (in terms of amount and type) as would be received by all shareholders were all the outstanding shares of the Company sold at the valuation of the Company based on the per share consideration received by each shareholder who sold, exchanged or otherwise disposed of shares of the Company in the Deemed Sale. For purposes of this Agreement, a “Deemed Sale” is the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of at least 80% of the outstanding shares of the Company’s capital stock or the consummation of a merger, consolidation, amalgamation, reorganization, recapitalization or statutory share exchange involving the Company (“Business Combination”) unless following such Business Combination, Persons who were the beneficial owners of shares of capital stock of the Company beneficially own, directly or indirectly, 50% or more of the then-outstanding shares of common stock and the combined voting power of the then-outstanding capital stock entitled to vote generally in the election of directors of the resulting or acquiring corporation. For purposes of the calculations set forth in this Section 7, no deduction shall be made from the

Distributable Amounts to reflect any Allocation to Calypso. Calypso shall be deemed to be a shareholder of the Company for purposes of Allocations, and each Allocation to Calypso shall reduce, dollar for dollar, the amount of the Distributable Amounts to be distributed to the shareholders of the Company. Calypso shall be entitled to Allocations according to the following schedule:

(i) with respect to distributions to shareholders of the first $36 million in Distributable Amounts (or any lesser amount, if the aggregate amount of available Distributable Amounts does not exceed $36 million), Calypso shall receive an Allocation equal to 10% of such Distributable Amounts;

(ii) with respect to distributions to shareholders of the next $72 million in Distributable Amounts (if any), Calypso shall receive an Allocation equal to 7.5% of such Distributable Amounts; and

(iii) with respect to distributions to shareholders of any additional Distributable Amounts, Calypso shall receive an Allocation equal to 10% of such Distributable Amounts.

Notwithstanding the foregoing schedule of Allocations, to the extent that any proceeds received by the Company are attributable to the Purchase Agreement described in Section 6.8 of the Distribution Agreement (the “Ashanti Receivable”), (A) for purposes of clause (B) hereof, the Distributable Amounts attributable to the Ashanti Receivable shall be reduced by any applicable taxes, fees or other expenses incurred in connection with the Ashanti Receivable, including any indemnification payments under the Purchase Agreement and the payment to Parent required by Section 6.8 of the Distribution Agreement, (B) Calypso’s Allocation shall equal 5% of such Distributable Amounts, and (C) the distribution of such Distributable Amounts shall be ignored for purposes of the application of clauses (i) through (iii) of this Section 7.

Except as set forth in Section 9 hereof, the Company shall pay to Calypso each Allocation at the time at which the Company makes a distribution to its shareholders with respect to any Distributable Amounts; however, any Allocation which otherwise would have been paid during the two year period commencing at the Time of Distribution (each such Allocation, hereinafter, a “Deferred Allocation”) shall be paid on the second anniversary of the Time of Distribution.

Section 8. Termination.

(a) Termination Events. Notwithstanding the provisions of Section 2, this Agreement may be terminated as described in this Section 8(a):

(i) the Agreement may be terminated by the Company following any termination of the employment of Stephen G. Kasnet with Calypso or upon the disability of Mr. Kasnet (as defined in the Employment Agreement);

(ii) the Agreement may be terminated by the Company following any failure by Calypso to follow a reasonable direction of the Board or a material breach of the Employment Agreement by Mr. Kasnet, which is not cured by Calypso or Mr. Kasnet, as the case may be, within 75 days following receipt by Calypso of written notice from a director of the Company which describes with specificity any such failure (such period, the “Cure Period”);

(iii) the Agreement may be terminated by the Company following any act by Calypso in connection with the performance of the Services constituting bad faith, fraud or willful misconduct; or

(iv) the Agreement will be deemed to have terminated if following or in connection with a Change in Control, any of the following were to occur (each a “Triggering Event”):

(1)	attempted termination or material modification of this Agreement, including the failure to reaffirm the Company’s obligations pursuant hereto;

(2)	failure to pay Operating Expenses in breach of this Agreement or failure to approve an Annual Plan if such Annual Plan contains Operating Expenses which are not in excess of the Operating Expenses of the prior year;

(3)	a material reduction in the duties or responsibilities of Messers. Hunter and Kasnet from those applicable to them immediately prior to the date on which a Change in Control occurs; or

(4)	a change in the location of the principal place of employment of either Mr. Hunter or Mr. Kasnet from the Boston metropolitan area.

(b) Termination Upon Full Disposition of Assets. This Agreement shall terminate immediately upon a resolution by the Board confirming the sale or other disposition by the Company of all or substantially all of the Assets and upon a Deemed Sale.

(c) Effect of Termination. The Company will cease to pay the Operating Expenses to Calypso as of the Termination Date (as defined below),

provided, however, that in the event of a termination pursuant to Section 8(a)(ii) hereof, the Company will cease to pay the Operating Expenses as of the expiration of the Cure Period (if no cure has occurred). Within sixty days following the Termination Date, Calypso shall provide the Company with a final accounting and report, in such form the Board may reasonably request.

(i) In the event of a termination pursuant to Section 8(a) other than pursuant to Section 8(a)(iv), Calypso shall forfeit its right to any Allocation which occurs following the Termination Date (including any Allocation which would have been a Deferred Allocation); provided, however, that if the termination occurs on account of the death or disability of Stephen G. Kasnet, Calypso shall not forfeit its right to any Deferred Allocation with respect to which there has been a distribution to the Company’s shareholders prior to the Termination Date, which Deferred Allocation (if any) shall be paid to Calypso within 30 days of the Termination Date (as defined below).

(ii) Upon any termination of this Agreement pursuant to Section 8(b) other than in connection with a Deemed Sale, any Deferred Allocations shall be promptly paid to Calypso, and Calypso shall receive any other unpaid Allocation with respect to the disposition of any Asset at the time proceeds from the sale of such Asset are distributed to the Company’s shareholders.

(iii) Upon any termination pursuant to Section 8(a)(iv), the provisions of Section 9 shall apply, and the Company’s obligations thereunder shall survive termination of this Agreement.

(d) Termination Date. The effective date of any termination of this Agreement (the “Termination Date”) shall be:

(i) in the event of a termination pursuant to Sections 8(a)(i) through (iii), the date set forth in the notice of termination with respect to any termination of this Agreement by the Company following the occurrence of an event described in Sections 8(a)(i) through (iii), which date, in the case of a termination pursuant to Section 8(a)(ii) shall be 75 days following the expiration of the Cure Period;

(ii) in the event of a termination pursuant to Section 8(a)(iv), immediately upon the occurrence of the Triggering Event; or

(iii) with respect to any termination of this Agreement pursuant to Section 8(b) hereof, the date of the resolution by the Board confirming the sale or other disposition by the Company of all of the Assets or the date of consummation of the Deemed Sale, as the case may be.

Section 9. Tringgering Events.

(a) Effect of a Triggering Event. Notwithstanding anything in this Agreement to the contrary, immediately following the termination of this Agreement in accordance with Section 8(a)(iv) during the Term, the Company shall pay to Calypso an amount in cash equal to the Allocation which Calypso would have received had all the Assets held by the Company at the time of the Triggering Event been disposed of and the proceeds distributed to the Company’s shareholders, immediately upon the occurrence of the Triggering Event. For purposes of calculating the Allocation due to Calypso pursuant to this Section 9, (i) the Distributable Amounts deemed to be received by the Company in respect of such Assets shall be calculated in accordance with the methodology set forth on Exhibit B hereto and (ii) the Allocation shall otherwise be determined in accordance with the provisions of Section 7.

(b) Change in Control Defined. A Change in Control shall mean the first to occur of any event or occurrence set forth in either or both of subsections (i) or (ii) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i) the acquisition by a Person of beneficial ownership of any securities of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 35% or more of the then-outstanding shares of capital stock of the Company, provided, however, that if as of July 10, 2003 a Person has beneficial ownership of 5% or more of the Company’s capital stock, an acquisition by such Person of beneficial ownership of additional capital stock shall not constitute a Change in Control unless it results in such Person beneficially owning, following such acquisition 40% or more of the Company’s capital stock; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on July 10,

2003 or (ii) who was nominated or elected subsequent to such date by a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that Continuing Directors shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

(c) Enforcement of Rights. The Company shall pay to Calypso all legal fees and expenses incurred by Calypso following the Change in Control in disputing in good faith any issue relating to the provisions of this Section 9, including amounts incurred in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments shall be made within five (5) business days after delivery of Calypso’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Neither Calypso nor Stephen G. Kasnet or Donald H. Hunter shall be required to attempt in any way to reduce any amounts payable to Calypso by the Company pursuant to this Section 9. The amount of any payment provided for in Section 9 of this Agreement shall not be reduced by any compensation earned by the Stephen G. Kasnet or Donald H. Hunter as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed to the Company by Calypso, Stephen G. Kasnet or Donald H. Hunter, or otherwise.

Section 10. Notice. All notices hereunder, to be effective, shall be in writing and shall be mailed by first class certified mail, postage prepaid or sent via facsimile (with confirmation of receipt), as follows:

(i) If to Calypso, addressed to it at:

Calypso Management LLC

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

Attn: Stephen G. Kasnet

with a copy to:

R. Hale Andrews, Jr.

10 Everett Street

Shelburne, Massachusetts 01770

Facsimile: (508) 302-8392

(ii) If to the Company:

Harbor Global Company Ltd.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

Attention: Chairman of the Board of Directors

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

Boston, Massachusetts 02108-3194

Attn: Louis Goodman

Facsimile: (617) 573-4822

Notices sent in accordance with this Section 10 shall be deemed delivered (i) four business days after deposit in the mail or (ii) on the date of confirmation of the telecopy facsimile.

Section 11. Modifications. This Agreement together with the Employment Agreement and the Escrow Agreement dated as of October 24, 2000 by and among the Company, Calypso, Mr. Kasnet, State Street Bank and Trust Company and HGC Ltd. (in each case as such agreements have been or may be amended from time to time) constitute the entire agreement between the parties hereto with regard to the subject matter hereof, superceding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing signed by both Calypso and by the Company, which writing shall be duly authorized by the Company’s Board.

Section 12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned by any party without the prior written consent of the other party.

Section 13. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified herein (the “Rules”). The place of arbitration shall be Boston, Massachusetts. There shall be one arbitrator, who shall be appointed by agreement of the parties within thirty days of receipt by the respondent(s) of the Demand for Arbitration. If such arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the American Arbitration Association (the “AAA”) in accordance with the striking and ranking procedure contained in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator. The arbitrator shall be required to follow the law of The Commonwealth of Massachusetts. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Any award rendered hereunder shall be final and binding on the parties and judgment upon such award may be entered in any court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 shall not govern any action for equitable relief hereunder.

Section 14. Captions. Captions have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

Section 15. Governing Law. This Agreement shall be construed under and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the provisions thereof relating to conflict of laws.

Section 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as a sealed instrument as of the date first above written.

HARBOR GLOBAL COMPANY LTD.

/s/ John H. Valentine
By: John H. Valentine
Title: Chairman of the Board

CALYPSO MANAGEMENT LLC

/s/ Stephen G. Kasnet
By: Stephen G. Kasnet
Title: President and Chief Executive Officer

Signature Page to Management Agreement

EXHIBIT A

Director, FTD, Inc.

Director, Rubicon Limited

EXHIBIT B

The following methodology shall be used to value the Assets upon a Change in Control.

2.	Starting point. The starting point for the valuation will be the net asset value from the balance sheet contained in the last SEC filing of the Company on Form 10K or Form 10Q prior to the occurrence of the Change in Control (which includes adjustments for minority interest and deferred taxes).

3.	Adjustments. The following assets will then be adjusted to reflect market values:

(a)	Building. The net asset value for the Meridian Commercial Tower should be adjusted to the most recent statutory appraised value (as used for the purposes of calculating management fees in Russia). The difference between the carrying value, for book purposes, and the appraised value will be reduced by 48.31% for minority interest.

(b)	Management Contracts. The management contracts PIOGLOBAL Asset Management has with either PIOGLOBAL Real Estate Investment Fund or the unit, trust and index funds that it manages will be valued as follows:

(i)	With respect to the PIOGLOBAL Real Estate Investment Fund, the value shall equal 10% of the assets in the PIOGLOBAL Real Estate Investment Fund immediately prior to the Change in Control.

(ii)	The three PIOGLOBAL unit funds, the PIOGLOBAL index fund, the PIOGLOBAL trust management accounts, any private label funds to which PIOGLOBAL Asset management is a subadvisor and any pension funds accumulated with respect to the Russian State Pension privatization shall be valued at 5% of net assets under management immediately prior to the Change in Control.

The deemed value of the Management Contracts will be adjusted for minority interest (employees will own 10% of the parent of the management company).

(c)	Long-term Investments. Long-term investments represent liquid, semi-liquid, and illiquid investments contained in the PIOGLOBAL Investment Fund that are not marked-to-market on the books. The valuation of these securities will be effected as follows:

(i)	Long-term investments traded on an exchange will be valued on the last trading day of the quarter-end prior to the Change in Control. If such security has not traded on that day, it will be valued based on an average of the last three closing prices on days that it traded prior to the Change in Control.

(ii)	Long-term investments that have not traded on an exchange will be valued at the statutory appraised amount used for the calculation of management fees in Russia, if available. If such statutory appraisal amount is not available, the valuation of such security will represent the US GAAP cost basis of the security.

(iii)	Long-term investments for which the statutory appraised amount used for the calculation of management fees in Russia is not available and which are carried at zero for US GAAP purposes will be deemed to have no value.

All increases in long-term investments will be reduced by minority interest and Russian deferred taxes.

(d)	PREA. PREA’s management contracts and arrangements will be valued at five times annual net income (calculated based on the four fiscal quarters completed immediately on or prior to the Change in Control). The adjusted net asset value of PREA, comprised of the net asset value of PREA for U.S. GAAP purposes plus the value ascribed to PREA’s management contracts and arrangements, will be reduced by any U.S. taxes payable by PREA, Inc., its Delaware parent.

4.	Other Adjustments. The net asset value will be reduced for the value of goodwill. Deferred taxes for U.S. GAAP purposes will be adjusted to reflect the estimated Russian taxes that would be incurred upon the sale of all marketable securities carried at market value or long-term investments adjusted to market value in connection with this valuation.